TIDAL TRUST II 485BPOS

Exhibit 99(h)(xii)

FUTURES TRADING ADVISORY AGREEMENT

This Futures Trading Advisory Agreement (the “Agreement”) is made as of the 14th day of May 2024, by and between Chesapeake Capital Corporation, a corporation, located at 100 South Ashley Drive, Suite 1140, Tampa, Florida 33602, (the “Trading Advisor”), and Tidal Investments LLC, a Delaware limited liability company located at 234 West Florida Street, Suite 203 Milwaukee, Wisconsin 53204 (the “Adviser”). The Adviser and the Trading Advisor are each and individually a “Party” and collectively the “Parties.”

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and the Trading Advisor is registered as a commodity trading advisor (“CTA”) and commodity pool operator (“CPO”) with the National Futures Association (“NFA”);

WHEREAS, Tidal Trust II, a Delaware statutory trust (the “Trust”), is engaged in business as an open-end investment company with one or more series of shares and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust has retained the Adviser to perform investment advisory services for certain fund(s) within the Trust under the terms of an investment advisory agreement, dated May 14, 2024 to include Cambria Chesapeake Pure Trend ETF (the “Fund”), a separate series of the Trust, (the “Advisory Agreement”);

WHEREAS, the Adviser, acting pursuant to the Advisory Agreement, wishes to retain the Trading Advisor, with the approval of the Board of Trustees of the Trust and, if required, the shareholders of the Fund, to provide futures trading advisory services to a portion of the Fund’s assets allocated by the Adviser for management by the Trading Advisor (the “Allocated Portion”) in accordance with the terms of this Agreement (as it may be amended from time to time);

WHEREAS, the Adviser has furnished the Trading Advisor with copies of each of the following documents: (a) the Trust’s Agreement and Declaration of Trust (such Agreement and Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time, herein called the “Declaration of Trust”); (b) By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement and as amended from time to time); (c) Prospectus and Statement of Additional Information of the Fund (“Prospectus” and “SAI”, respectively); and (d) policies and procedures of the Trust and the Advisory Agreement that govern the Trading Advisor’s management of the Allocated Portion under this Agreement; and

WHEREAS, the Fund is a separate series of the Trust having separate assets and liabilities.

NOW, THEREFORE: intending to be legally bound, the Parties hereby agree as follows:

1. APPOINTMENT OF TRADER.

a.	Acceptance. The Adviser hereby retains the Trading Advisor to act as a CTA for and to manage the Allocated Portion of the Fund’s assets for the period and on the terms set forth in this Agreement. The Trading Advisor hereby accepts the appointment, on the terms herein set forth and for the compensation herein provided.

b.	Independent Contractor. The Trading Advisor shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Fund.

c.	The Trading Advisor’s Representations. The Trading Advisor represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement. The Trading Advisor represents, warrants and agrees that it is registered as a CTA and CPO with the NFA and further represents, warrants and agrees that is duly organized and properly registered and operating under the laws of the Illinois with the power to own its assets and carry on its business as it is now being conducted and as proposed to be conducted under the terms of this Agreement.

d.	The Adviser’s Representations. The Adviser represents, warrants and agrees that (i) it is registered as an investment adviser under the Advisers Act and has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement; (ii) it has the authority under the Advisory Agreement to appoint the Trading Advisor; and (iii) the Adviser and the Fund shall qualify as a “Qualified Eligible Person” as defined under Rule 4.7 of the regulations under the Commodity Exchange Act. The Adviser further represents, warrants and agrees that is duly organized and properly registered and operating under the laws of New York with the power to own its assets and carry on its business as it is now being conducted and as proposed to be conducted under the terms of this Agreement. The information contained in the Form ADV of the Adviser as provided to the Trading Advisor is true and complete in all material respects, and also as filed with the SEC and provided to clients, is true and complete in all material respects, and does not make any untrue statement of a material fact or omit to state any material fact which is required to be stated in the Form ADV.

e.	Plenary authority of the Board of Trustees. The Trading Advisor and Adviser both acknowledge that the Fund is a registered investment company that operates as a series of the Trust under the authority of the Board of Trustees.

2. PROVISION OF TRADING SERVICES.

The Trading Advisor will make trade recommendations to the Adviser for the Allocated Portion in accordance with this Agreement and the investment objective, policies and restrictions as stated in the Fund’s then-current Prospectus and Statement of Additional Information (the “Investment Guidelines”). The Parties acknowledge the current Investment Guidelines applicable to the Allocated Portion, including descriptions of each of the one or more strategies to be employed by the Trading Advisor from time to time in respect of the Allocated Portion (together, the “Strategies” and each, a “Strategy”). From time to time, the Adviser or the Trust may provide the Trading Advisor with written copies of additional or amended investment guidelines, or the Adviser may determine to add, amend, or discontinue one or more new or existing Strategies, in each case which shall become effective at such time as agreed upon by both Parties in writing and promptly incorporated as an amendment of the Investment Guidelines (with any corresponding amendments, if necessary, to the Fund’s Prospectus and SAI being the responsibility of the Adviser and/or Trust). The Trading Advisor will manage the investment and reinvestment of the Allocated Portion, and perform the functions set forth below, subject to the overall supervision, direction, control and review of the Adviser, consistent with the applicable Investment Guidelines or any directions or instructions delivered to the Trading Advisor in writing by the Adviser or the Trust from time to time, and further subject to the plenary authority of the Board of Trustees. It is acknowledged and agreed by the Parties to this Agreement that any amendment to the Investment Guidelines from time to time as described above, including any addition, amendment or discontinuance of a Strategy or Strategies, will not constitute a termination of this Agreement, and further that any termination of this Agreement shall be made in accordance solely with the provisions of Section 8 of this Agreement.

Consistent with the Investment Guidelines, unless otherwise directed in writing by the Adviser or the Trust, the Trading Advisor shall have full discretionary authority to manage the investment of the Allocated Portion, including the authority to purchase, sell, cover open positions, and generally to deal in financial and commodity futures contracts, options, short-term investment vehicles and other property comprising or relating to the Fund.

In addition, the Trading Advisor will in the performance of its duties and obligations under this Agreement in respect of the Allocated Portion:

a.	advise the Adviser and the Trust in connection with investment policy decisions to be made by it regarding the Allocated Portion;

b.

provide to the Adviser performance analysis and market commentary (the “Investment Report”) pertaining to each calendar quarter during the term of this Agreement, within fifteen (15) business days after the end of each quarter. In addition, interim Investment Reports shall be issued at such times as may be mutually agreed upon by the Adviser and Trading Advisor. The subject of each Investment Report shall be mutually agreed upon by the Adviser and Trading Advisor, which agreement shall not prohibit the Adviser from publicly distributing the same or similar information as is contained within each Investment Report;

c.	submit such reports and information as the Adviser or the Trust may reasonably request to assist the Fund’s administrator (the “Administrator”) in its determination of the market value of securities held in the Allocated Portion;

d.	place orders for purchases and sales of portfolio investments for the Allocated Portion;

e.	abide by applicable speculative position limits as imposed by the Commodity Futures Trading Commission or relevant contract market(s) in respect of the Trading Advisor’s trading of the Allocated Portion, and its other client accounts, in futures contracts, options on futures contracts, forward contracts, commodities, swaps and other instruments to which speculative position limits may apply;

f.	to the extent applicable, give instructions to the Fund’s custodian (the “Custodian”) concerning the delivery of securities and other property and transfer of cash for the Allocated Portion;

g.	maintain and preserve the records relating to its activities hereunder required by applicable law to be maintained and preserved by the Trading Advisor, to the extent not maintained by the Adviser or another agent of the Trust, and the Trading Advisor hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Trust or the Adviser copies of any such records upon the Trust’s or Adviser’s request;

h.	as soon as practicable after the close of business each day, but no later than the close of business the following business day, provide the Administrator and/or Custodian, as requested (generally via electronic file format) with the trade information for each transaction effected for the Allocated Portion, provide copies of such trade tickets to the Adviser and the Trust upon request, and promptly forward to the Custodian and/or Administrator, as requested, copies of all brokerage or dealer confirmations;

i.	[intentionally omitted.]

j.	to the extent reasonably requested by the Trust, use its commercially reasonable best efforts to assist the Chief Compliance Officer of the Trust (“CCO”) comply with applicable requirements of Rule 38a-1 under the 1940 Act and the Advisory Agreement, including, without limitation, providing the CCO with (a) current copies of the compliance policies and procedures of the Trading Advisor in effect from time to time (including prompt notice of any material changes thereto), (b) a summary of such policies and procedures in connection with the annual review thereof by the Trust required under Rule 38a-1, and (c) upon request, a certificate of the chief compliance officer of the Trading Advisor to the effect that the policies and procedures of the Trading Advisor are reasonably designed to prevent violation of Federal Securities Laws (as such term is defined in Rule 38a-1) to the extent applicable to the Trading Advisor’s management of the Allocated Portion;

k.	act in conformity with the Declaration of Trust, the Prospectus and SAI and all other applicable federal laws and regulations, as each is amended from time to time;

l.	except as permitted by the Trust’s policies and procedures, not disclose but shall treat confidentially all information in respect of the portfolio investments of the Allocated Portion, including, without limitation, the identification and market value or other pricing information of any and all portfolio investments or other financial instruments held by the Allocated Portion, and any and all trades of portfolio investments or other transactions effected for the Allocated Portion (including past, pending and proposed trades); and

m.	provide reasonable assistance to the Adviser, the Administrator and/or the Trust with respect to the annual audit of the Fund’s financial statements, including, but not limited to: (i) providing broker contacts as needed for obtaining trade confirmations; (ii) providing, as applicable, copies of trade-related documentation, including, but not limited to, agreements relating to loans, swaps or other derivatives, or futures trading accounts, within a reasonable time after the execution of such agreements; (iii) providing assistance in obtaining trade confirmations in the event the Fund or the Fund’s independent registered public accounting firm is unable to obtain such confirmations directly from the brokers; and (iv) obtaining market quotations for investments that are not readily ascertainable in the event the Fund or the Fund’s independent registered public accounting firm is unable to obtain such market quotations through independent means.

The Adviser or its authorized agents will provide timely information to the Trading Advisor regarding such matters as inflows to and outflows from the Allocated Portion and the cash requirements of, and cash available for investment in, the Allocated Portion, and the Adviser or its authorized agents will timely provide the Trading Advisor, or arrange for the Trust to provide the Trading Advisor, with copies of monthly accounting statements for the Allocated Portion, and such other information as may be reasonably necessary or appropriate in order for the Trading Advisor to perform its responsibilities hereunder.

In the case of notices of class action suits received by Trading Advisor involving issuers, counterparties or other parties in interest with respect to investments presently or formerly held in the Allocated Portion, Trading Advisor shall promptly forward such notices to the Adviser or the Trust.

3. ALLOCATION OF EXPENSES

Each Party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Adviser and Trading Advisor acknowledge and agree that the Fund shall assume the expense of:

a.	brokerage commissions for transactions in the portfolio investments of the Allocated Portion, and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;

b.	Custodian, Administrator and other Fund service providers and operational fees and expenses;

c.	all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Fund to federal, state or other government agencies; and

d.	interest payable on any Fund borrowings.

The Trading Advisor specifically agrees that with respect to the operation of the Allocated Portion, the Trading Advisor shall be responsible for providing the personnel, office space and equipment reasonably necessary to provide its commodity trading advisory services in respect of the Allocated Portion hereunder. If the Adviser has agreed to limit the operating expenses of the Fund, the Adviser shall also be solely responsible on a monthly basis for any operating expenses that exceed the agreed upon expense limit. Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Fund and the Adviser in the Advisory Agreement or any other agreement to which they are Parties.

For the avoidance of doubt, the Trading Advisor shall not be responsible for any expenses incurred by the Trust, the Fund, the Allocated Portion or the Adviser unless specifically agreed to by the Trading Advisor.

4. TRADING FEES

For all of the services rendered under this Agreement with respect to the Allocated Portion as herein provided, the Adviser shall pay to the Trading Advisor an annualized fee pursuant to the Sub-Advisory Agreement dated as of May 23, 2023, by and between the Adviser and the Trading Adviser. No additional fees shall be payable to the Trading Advisor for the services provider under this Agreement.

5. PORTFOLIO TRANSACTIONS

As of the date of this Agreement, the Adviser has determined to retain full authority to place commodities futures trades or select commodity futures brokers or dealers that will execute purchase and sale transactions for the Fund’s portfolio.

The Adviser may, upon written notice to Trading Advisor, and upon Trading Advisor’s written agreement thereto, determine to delegate to Trading Advisor such authority. Upon such mutual agreement:

A.	In connection with the investment and reinvestment of the assets of the Allocated Portion the Trading Advisor shall be authorized to select the commodity futures brokers or dealers that will execute purchase and sale transactions for the Allocated Portion of the Fund’s portfolio (the “Portfolio”) and to use all reasonable efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of investments for said Portfolio. The Trading Advisor may take into consideration the best net price available; the reliability, integrity and financial condition of the broker or dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker or dealer to the investment performance of the Allocated Portion on a continuing basis. The Trading Advisor will not take into consideration the sale of shares in the Fund by any broker or dealer. The Trading Advisor shall maintain records adequate to demonstrate compliance with the requirements of this section. Subject to the policies as the Trust’s Board of Trustees may determine and consistent, to the extent applicable, with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Trading Advisor shall have the right to follow a policy of selecting brokers or dealers who furnish brokerage and research services to the Allocated Portion or to the Trading Advisor, and who charge a higher commission rate to the Allocated Portion than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution. The Trading Advisor shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided and shall make reasonable reports regarding such determination and description of the products and services obtained if so requested by the Trust;

B.	The Adviser shall authorize the Trading Advisor to direct the Custodian to open and maintain executing and clearing brokerage accounts for commodity futures and other property (all such accounts hereinafter called “brokerage accounts”) for and in the name of the Fund and to execute for the Allocated Portion as its agent and attorney-in-fact standard customer agreements with such broker or brokers, dealers, futures commission merchants or other intermediaries and market participants as the Trading Advisor shall select as provided above; provided, however; that the Trading Advisor may only maintain execution accounts with brokers, dealers, futures commission merchants or other intermediaries and market participants that have entered into an agreement with the Fund and at which the Fund has an account. For avoidance of doubt, the Trading Advisor is not authorized to open and maintain clearing brokerage accounts and relationships on behalf of the Allocation Portion, except through the Custodian, as described above. The Trading Advisor may, using such of the assets of the Allocated Portion as the Trading Advisor deems necessary or desirable, direct the Custodian to deposit for the Allocated Portion of the Fund original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities, investments and other property into such brokerage accounts and to such brokers as the Trading Advisor deems desirable or appropriate. All securities, commodity futures and other property of the Allocated Portion shall remain in the direct or indirect custody of the Custodian;

C.	The Trading Advisor further shall have the authority to instruct the Custodian (i) to pay cash for commodity futures and other property delivered to the Custodian for the Allocated Portion and (ii) to deliver commodity futures and other property against payment for the Allocated Portion. The Trading Advisor shall not have authority to cause the Custodian to deliver commodity futures and other property, or pay cash to the Trading Advisor except as expressly provided herein;

D.	In no instance will the assets within the Allocated Portion be purchased from or sold to the Adviser, Trading Advisor, the Trust’s principal underwriter or any affiliated person of any of the Trust, Adviser, Trading Advisor or the Trust’s principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC, the 1940 Act and/or the Trust’s written policies and procedures. The Adviser agrees to identify to the Trading Advisor in writing any brokers or dealers that are affiliated with the Adviser and all affiliated persons of any of the Trust, the Adviser and the Trust’s principal underwriter; and

E.	The Trading Advisor will promptly report any trading errors involving the Allocated Portion to the Adviser and the Trust’s CCO. Any losses to the Fund resulting from a trading error concerning a trade made by the Trading Advisor for the Allocated Portion, which cannot be unwound or reimbursed by the broker or dealer, will be promptly reimbursed to the Fund by the Trading Advisor. However, to the extent that the Fund receives any payments from the broker, dealer or another third party for the same loss, the Fund will promptly reimburse the Trading Advisor.

6. LIMITATION ON TRADER LIABILITY; INDEMNIFICATION

a.

In the absence of willful misfeasance, bad faith or gross negligence on the part of the Trading Advisor, or reckless disregard of its obligations and duties hereunder, none of the Trading Advisor, its affiliates or their respective officers, controlling persons, members, partners, shareholders, agents or employees (each, an “Indemnified Person” and collectively, the “Indemnified Persons”) shall be subject to any liability to the Adviser, the Fund or the Trust for any act or omission in the course of, or connected with, rendering services hereunder. Notwithstanding the foregoing, the Trading Advisor will be liable for Losses (defined below) caused by the Trading Advisor’s provision of financial instrument purchase or sale recommendation to the Adviser, but for which the Trading Advisor failed to: (i) correctly identify one or more financial instruments for purchase, sale, shorting, or closing out a short (e.g., wrong CUSIP number); (ii) provide the correct amount or percentage of the Fund’s investment portfolio for a particular financial instrument; (iii) accurately identify the type of transaction (e.g., buy, rather than short); or (iv) provide a particular recommendation to the Adviser in a timely manner (collectively, “Update Failures”).

The Trading Advisor does not guarantee the future performance of the Allocated Portion or any specific level of performance, the success of any investment decision or strategy that Trading Advisor may use, or the success of Trading Advisor’s overall management of the Allocated Portion. The Adviser understands that investment decisions made for the Allocated Portion by the Trading Advisor are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable. Trading Advisor will manage only the Allocated Portion and in making investment decisions for the Allocated Portion, the Trading Advisor will not consider any other securities, cash or other investments owned by the Fund.

b.	Neither the Adviser (including its affiliates, their officers, controlling persons, agents or employees) nor the Trading Advisor (including all Indemnified Persons) shall be liable to one another for special, consequential or incidental damages.

c.	The Trading Advisor agrees to indemnify the Adviser, its affiliates, officers, controlling persons, agents, and employees for, and hold it harmless against, any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Trading Advisor) or litigation (including reasonable legal and other expenses) (“Losses”) to which the Adviser may become subject as a result of (i) Trading Advisor’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement; or (ii) Update Failures; provided, however, that nothing contained herein shall require that the Adviser be indemnified for Losses that resulted from the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement; further provided that the Trading Advisor shall have been given written notice concerning any matter for which indemnification is claimed under this Section.

d.	The Adviser agrees to indemnify the Indemnified Persons for, and hold each Indemnified Person harmless against, any and all Losses to which such Indemnified Person may become subject as a direct result of this Agreement or Trading Advisor’s performance of its duties hereunder; provided, however, that nothing contained herein shall require that the Trading Advisor be indemnified for Losses that resulted from Trading Advisor’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement, or for Update Failures; provided that the Adviser shall have been given written notice concerning any matter for which indemnification is claimed under this Section.

7. STANDARD OF CARE

The Trading Advisor shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall (as provided in Section 2 above) comply with the Investment Guidelines; shall act at all times in the best interests of the Fund; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise.

8. TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT

This Agreement shall become effective as to the Fund upon its approval by the Board of Trustees of the Trust and its execution by the Parties hereto. Unless sooner terminated, this Agreement shall continue for an initial period of no more than two years from the effective date, and thereafter shall continue in effect for successive additional periods not exceeding one (1) year so long as such continuation is approved for the Fund at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Board of Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act;

This Agreement may be terminated (i) by the Trust on behalf of the Fund at any time without payment of any penalty, by the vote of a majority of the Board of Trustees of the Trust, or by vote of a majority of the outstanding voting securities of a Fund without the payment of any penalties, (ii) by the Adviser at any time, without payment of any penalty upon at least ten (10) days’, but not more than sixty (60) days’, written notice to the Trading Advisor, and (iii) by the Trading Advisor at any time, without payment of any penalty, upon sixty (60) days’ written notice to the Trust and the Adviser. In the event of a termination, the Trading Advisor shall cooperate in a commercially reasonable manner in the orderly transfer or liquidation of the Allocated Portion of the Fund’s assets, as instructed by the Adviser and, at the request of the Board of Trustees or the Adviser, transfer any and all books and records in respect of the Allocated Portion maintained by the Trading Advisor on behalf of the Fund; and

This Agreement shall terminate automatically in the event of any assignment thereof, as defined in the 1940 Act. This Agreement will also terminate immediately in the event that the Advisory Agreement is terminated.

9. SERVICES NOT EXCLUSIVE

The services of the Trading Advisor to the Adviser and the Allocated Portion are not to be deemed exclusive and the Trading Advisor shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that the Trading Advisor and each Indemnified Person may continue to engage in providing portfolio management services and advice to other investment advisory clients. The Adviser agrees that Trading Advisor and each Indemnified Person may give advice and take action in the performance of its duties with respect to any of the Trading Advisor’s or Indemnified Person’s other clients which may differ from advice given or the timing or nature of action taken with respect to the Allocated Portion. The Trading Advisor and the Indemnified Persons, however, shall not provide investment advice to any assets of the Fund other than the Allocated Portion. Nothing in this Agreement shall be deemed to require Trading Advisor or any Indemnified Person to purchase or sell for the Allocated Portion of the Fund any security or other property which the Trading Advisor or any Indemnified Person may purchase or sell for its or their own account or for the account of any other client.

10. AGGREGATION OF ORDERS

Nothing in this Agreement shall preclude the combination of orders for the sale or purchase of portfolio investments of the Allocated Portion with those for other accounts managed by the Trading Advisor or its affiliates, to the extent permitted by applicable laws and regulations and only if orders are allocated in a manner deemed equitable by the Trading Advisor among the accounts.

The Trading Advisor agrees that (i) it will not aggregate transactions unless aggregation is consistent with its duty to seek best execution; (ii) no account will be favored over any other account; each account participating in an aggregated order will participate at the average price for all transactions in that investment on a given business day, with transaction costs shared pro-rata based on each account’s participation in the transaction; and (iii) allocations will be made in accordance with the Trading Advisor’s compliance policies and procedures.

11. NO SHORTING FUND SHARES; NO BORROWING FROM FUND

The Trading Advisor agrees that neither it nor any of its officers or employees shall take any short position in the shares of the Fund. This prohibition shall not prevent the purchase of such shares by any of the officers or employees of the Trading Advisor or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the 1940 Act.

The Trading Advisor may not borrow any assets, securities or other property from the Fund.

12. AMENDMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all Parties.

13. NONPUBLIC PERSONAL INFORMATION; CONFIDENTIAL RELATIONSHIP.

Notwithstanding any provision herein to the contrary, the Trading Advisor agrees on behalf of itself and its controlling persons, officers, and employees (1) to treat confidentially and as proprietary information of the Fund (a) all records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder or as may be required to enable the Trading Advisor to fulfill its legal and regulatory obligations under applicable laws or applicable CFTC or SEC regulations, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Trading Advisor. Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Trading Advisor may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

The Trading Advisor will not disclose, in any manner whatsoever, any list of securities or other investments held by the Fund, except in accordance with the Fund’s portfolio holdings disclosure policy or as otherwise directed in writing by the Adviser or the Trust. The Trading Advisor has adopted appropriate policies which require that each of its officers, employees, or other access persons refrain from disclosing the securities or other investments of the Fund, except in accordance with the Fund’s portfolio holdings disclosure policy or as otherwise directed in writing by the Adviser or the Trust.

14. CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES

The Trading Advisor acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Trust and the Fund are required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Trust, the Trading Advisor agrees to use its commercially reasonable best efforts to assist the Trust and the Fund in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures. The Trading Advisor agrees to inform the Trust of any material development related to the Allocated Portion that the Trading Advisor reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act.

15. COMPLIANCE PROGRAM AND REPORTING

The Trading Advisor acknowledges it is an “investment adviser” to the Fund as that term is defined in Section 2(a)(20) of the 1940 Act, and represents and warrants that it has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violations of the Federal Securities Laws as defined in Rule 38a-1 of the 1940 Act, including adoption of a code of ethics consistent with the requirements of Rule 17j-1 of the 1940 Act, in connection with its management of the Allocated Portion (the policies and procedures referred to in this Section are referred to herein as the Trading Advisor’s “Compliance Program”).

The Trading Advisor shall furnish the Adviser, the Board of Trustees of the Trust and/or the CCO of the Trust with such information, certifications and reports as such persons may reasonably deem appropriate or may reasonably request from the Trading Advisor regarding the Trading Advisor’s compliance with the Federal Securities Laws, as defined in Rule 38a-1 under the 1940 Act. Upon the commercially reasonable request of the Adviser or the Trust given upon commercially reasonable advance notice, the Trading Advisor shall make its officers and employees available to the Adviser and/or the CCO of the Trust from time to time to review the Trading Advisor’s Compliance Program and its adherence thereto.

16. REFERENCE TO ADVISER AND TRADER

a.	The Trading Advisor grants the Adviser non-exclusive rights to use, display and promote trademarks, symbols, logos or other trade dress of the Trading Advisor in conjunction with any activity associated with the Fund, and the Adviser may promote the identity of and services provided by the Trading Advisor to the Adviser, which references shall not differ in substance from those included in the Prospectus, SAI and this Agreement, in any advertising or promotional materials; provided, however, that at all times the Adviser shall protect the goodwill and reputation of the Trading Advisor in connection with marketing and promotion of the Fund; provided further that the Adviser shall submit to the Trading Advisor for its review and approval all such public informational materials relating to the Fund that refer to the Trading Advisor or its affiliates or to any recognizable variant or any registered mark or logo or other proprietary designation of the Trading Advisor or its affiliates. Approval shall not be unreasonably withheld by the Trading Advisor and notice of approval or disapproval will be provided promptly and in any event within three (3) business days. Subsequent advertising or promotional materials having very substantially the same form as previously approved by the Trading Advisor may be used by the Adviser without obtaining the Trading Advisor’s consent unless such consent is withdrawn in writing by the Trading Advisor.

b.	Neither the Trading Advisor nor any affiliate or agent of Trading Advisor shall make reference to or use the name of the Adviser or any of its affiliates, or any of their clients, except references concerning the identity of and services provided by the Trading Advisor to the Fund or to the Adviser, which references shall not differ in substance from those included in the Prospectus, SAI and this Agreement, in any advertising or promotional materials without the prior approval of Adviser, which approval shall not be unreasonably withheld or delayed and notice of approval or disapproval will be provided promptly and in any event within three (3) business days. Subsequent advertising or promotional materials having very substantially the same form as previously approved by the Adviser, and without material difference in content, may be used by the Trading Advisor without obtaining the Adviser’s approval, unless the Adviser’s previous approval is withdrawn in writing. The Trading Advisor hereby agrees to make all commercially reasonable efforts to cause any agent or affiliate of the Trading Advisor to satisfy the foregoing obligation.

c.	It is understood that the name of each Party to this Agreement, and any derivatives thereof or logos associated with that name, is the valuable property of the Party in question and its affiliates, and that each other Party has the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the Parties shall forthwith cease to use the names of the other Party (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

17. OTHER SUB-ADVISERS OR TRADERS

In performance of its duties and obligations under this Agreement, the Trading Advisor may consult with other sub-advisers to or trader for the Fund concerning transactions for the Fund in securities or other assets.

18. NOTIFICATION

The Trading Advisor agrees that it will provide prompt notice to the Adviser and the Trust about: (a) material changes in the employment status of key investment and portfolio management personnel, including a Chief Investment Officer or similar position, involved in the management of the Allocated Portion; (b) material changes in the investment process used to manage the Allocated Portion; (c) material changes in senior management or operations of the Trading Advisor, including specifically changes in the roles of Chief Executive Officer, Chief Financial Officer, Chief Compliance Officer or General Counsel; or (d) any material change in ownership or capital structure of the Trading Advisor which may constitute an “assignment” of this Agreement as defined in Section 15 of the 1940 Act, and the rules promulgated thereunder.

19. NOTICES

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

ADVISER:	Tidal Investments LLC 234 West Florida Street, Suite 203 Milwaukee, Wisconsin 53204 Attention: Chief Executive Officer
TRADER:	Chesapeake Capital Corporation 100 South Ashley Drive, Suite 1140 Tampa, Florida 33602 Attention: Jerry Parker

20. ASSIGNMENT

This Agreement may not be assigned by any Party, either in whole or in part, without the prior written consent of each other Party.

21. SEVERABILITY

If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

22. CAPTIONS

The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

23. GOVERNING LAW AND ARBITRATION

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof, and (b) any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said 1940 Act. In addition, where the effect of a requirement of the Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

(b) Subject to the conditions and exceptions noted below, and to the extent not inconsistent with applicable law, in the event of any dispute pertaining to this Agreement, Trading Advisor and Adviser agree to submit the dispute to arbitration in accordance with the auspices and rules of the American Arbitration Association (“AAA”), provided that the AAA accepts jurisdiction. Trading Advisor and Adviser understand that such arbitration shall be final and binding, and that by agreeing to arbitration, Adviser and Trading Advisor are waiving their respective rights to seek remedies in court, including the right to a jury trial.

24. COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[signature page follows]

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS AGREEMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN ANY TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED ANY TRADING PROGRAM OF THE ADVISOR OR THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day first set forth above.

Tidal Investments LLC (Adviser)

By:	/s/ Daniel H. Carlson
Name: Daniel H. Carlson
Title: Chief of Staff

Chesapeake Capital Corporation (Trading Advisor)

By:	/s/ Jerry Parker
Name: Jerry Parker
Title: CEO